Atlantic
                             Coast
                           Federal
                       Corporation


For additional information contact:
Patrick J. Watson
Corporate Communications, Inc.
(615) 254-3376


                       ATLANTIC COAST FEDERAL CORPORATION
              RE-ELECTS DIRECTORS BEECKLER, MARTIN, SIDHU AND SWEAT


Waycross, Ga. (May 14, 2010) - Atlantic Coast Federal Corporation (NASDAQ:ACFC), the holding company for Atlantic Coast Bank, today reported on its 2010 annual meeting of stockholders. In formal business conducted at the meeting, stockholders re-elected three directors to three-year terms that expire with the 2013 annual meeting: Thomas F. Beeckler, the owner, President and CEO of the Beeckler Company, a real estate development firm in Jacksonville, Florida; Charles E. Martin, Jr., a retired employee of CSX Transportation, Inc. in Waycross and Chairman of Atlantic Coast Federal Corporation's Board of Directors; and Forrest W. Sweat, Jr., a Partner in the law firm of Walker & Sweat of Waycross. Stockholders also re-elected Jay S. Sidhu, Chairman and CEO of Customers 1st Bank and Chairman and CEO of Sidhu Advisors, LLC, to a one-year term expiring in 2011.

The Company's Directors continuing in office to future years include:  Frederick
D. Franklin, Jr., a Partner in the law firm of Rogers Towers, P.A., Jacksonville; Robert J. Larison, Jr., President and Chief Executive Officer of Atlantic Coast Federal Corporation; W. Eric Palmer, Director of Patient Financial Services with the Mayo Clinic in Jacksonville; Robert J. Smith, Executive Vice President, Finance and Non-Insurance Operations for Cypress Insurance Group in Jacksonville; and H. Dennis Woods, a retired executive of the CSX Transportation, Inc.

In other matters, stockholders also ratified the appointment of McGladrey & Pullen, LLP as the Company's independent registered public accounting firm for 2010 and approved Atlantic Coast Federal Corporation's 2010 Employee and Director Stock Purchase Plans.

Atlantic Coast Federal Corporation is the holding company for Atlantic Coast Bank, a federally chartered and insured stock savings association organized in 1939 as a credit union to serve the employees of the Atlantic Coast Line Railroad. Today, Atlantic Coast Bank is a community-oriented financial institution serving southeastern Georgia and northeastern Florida through 12 locations, including a focus on the Jacksonville metropolitan area. Investors may obtain additional information about Atlantic Coast Federal Corporation on the Internet at www.AtlanticCoastBank.net, under Investor Information.

                                     -END-

                       Atlantic Coast Federal Corporation
                   505 Haines Avenue   Waycross, Georgia 31501
                               www.acfederal.net